Exhibit 99.1

NTL AND TELEWEST ANNOUNCE COMPLETION OF COMBINATION

OF THE TWO COMPANIES

London, United Kingdom, March 3, 2006 — NTL Incorporated (NASDAQ: NTLI) and Telewest Global, Inc. (NASDAQ: TLWT) are pleased to announce that the combination of NTL and Telewest was completed today.

The combined company has been renamed NTL Incorporated, and, beginning March 6, 2006, shares of the combined company will be quoted on The NASDAQ National Market under the ticker symbol “NTLID” which will eventually change to “NTLI”. Effective March 6, 2006, NTL’s common stock will cease to be traded and will no longer be quoted on The NASDAQ National Market. Former NTL stockholders now own approximately 75% of the combined company and former Telewest stockholders own approximately 25% of the combined company.

“This combination of two industry leaders positions us to better fulfill our commitment to serve our customers,” said Jim Mooney, Chairman of NTL. “We are grateful for the strong support for this merger demonstrated by stockholders, customers, employees and the communities we serve. We are excited to now move forward as one entity that has the experience and resources of both companies, coupled with an unsurpassed breadth of communication products.”

NTL stockholders will receive very shortly information about how to exchange their shares for shares of the combined company. Telewest stockholders will also receive very shortly information about how to exchange their shares for shares of the combined company and the cash consideration payable in connection with the reclassification of their shares of Telewest common stock.

Notes to Editors:

About NTL Incorporated (NASDAQ: NTLI) (NTL will be trading under the temporary ticker symbol “NTLID” until March 31, 2006)

•                  On March 3, 2006, NTL Incorporated (formerly known as Telewest Global, Inc.) completed its combination with NTL Holdings, Inc. (formerly known as NTL Incorporated)  creating the UK’s largest provider of residential broadband and the UK’s leading provider of triple play services. The combined company will operate under the name of NTL Incorporated.

•                  NTL Incorporated offers a wide range of communications and entertainment services to more than 5 million residential customers.

•                  NTL Incorporated’s networks can service more than 12 million homes - 50% of UK households - and 85% of UK businesses.

•                  NTL Incorporated’s content division, Flextech Television, provides television channels for the UK multichannel TV market and owns transactional channels price-drop tv, bid tv, speed auction tv and screenshop. Flextech owns 6 entertainment channels - LIVINGtv, LIVINGtv 2, Bravo, Challenge, Trouble, Ftn (plus their time shifted variants) and is a 50% partner in UKTV which consists of ten channels including UKTV Gold, UKTV Drama and UKTV History. Together Flextech and UKTV are the largest supplier of basic channels to the UK pay-TV market.

•                  Further information about NTL Incorporated and its products can be found at www.ntl.com, www.telewest.co.uk or www.flextech.co.uk.

Contacts:

NTL Investors:

Richard Williams: +44 (0) 20 7299 5479 / richard_williams@flextech.co.uk

Vani Gupta: +44 (0) 20 7299 5353 / vani_gupta@flextech.co.uk

Brian Schaffer: +1 212 739 6724 / brian.schaffer@ntl.com

NTL Media:

Kirstine Cox: +44 (0) 7899 962495 / kirstine.cox@ntl.com

Buchanan Communications:

Richard Oldworth/Jeremy Garcia, +44 (0) 207 466 5000

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